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                                                                    Exhibit 23.6



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Amendment No. 6 to Registration Statement No. 333-111516 of Kinross Gold Corporation on Form F-4 of our report relating to the consolidated financial statements of Crown Resources Corporation dated April 7, 2005 (May 27, 2005 as to the effects of the restatement discussed in Note 14) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14), appearing in the Proxy Statement/Prospectus of Kinross Gold Corporation, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


/s/ DELOITTE & TOUCHE LLP


Denver, Colorado
July 14, 2006